EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462 (b) of the Securities Act of 1933 of the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated May 7, 2021 (except for the reverse stock split described in Note 2, as to which the date is October 4, 2021), with respect to the consolidated financial statements of Cognition Therapeutics Inc. included in Amendment No. 4 to the Registration Statement (Form S-1, No. 333-257999) and related Prospectus of Cognition Therapeutics, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

October 7, 2021